EXHIBIT 23.2

KPMG
Two Nationwide Plaza
Columbus, OH  43215



                        Consent of Independent Auditors'


The Board of Directors
Insilco Corporation:

The audits referred to in our report dated January 30, 1998, except as to Note 21, which is as of June 8, 1998, and Note 2, which is as of July 7, 1998, included the related financial statement schedules as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our audit report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                        KPMG LLP

Columbus, Ohio
February 5, 1999